EXHIBIT 10.28

CREATIVE MEDICAL TECHNOLOGY HOLDINGS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

1. Introduction

This Code of Business Conduct and Ethics (this “ Code ”) has been adopted by our board of directors (the “ Board of Directors ”) to summarize the standards of business conduct that must guide our actions. This Code applies to all directors, officers, and employees of Creative Medical Technology Holdings, Inc. and its subsidiaries (the “ Company ”), including, but not limited to, the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Company has issued this Code to deter wrongdoing and to promote:

•	honest and ethical conduct;
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full, fair, accurate, timely, and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (the “ SEC ”) and in other public communications made by the Company;

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avoidance and ethical handling of actual or apparent conflicts of interest, including disclosure to an appropriate person of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

•	confidentiality of corporate information;
•	protection and proper use of corporate assets and opportunities;
•	compliance with applicable governmental laws, rules, and regulations;
•	prompt internal reporting of any violations of this Code to an appropriate person; and
•	accountability for adherence to the Code.

This Code provides guidance to you on your ethical and legal responsibilities. We expect all directors, officers, and employees to comply with this Code, and the Company is committed to taking prompt and consistent action against violations of this Code. Violation of the standards outlined in this Code may be grounds for disciplinary action up to and including termination of employment or other business relationships. Employees, officers and directors who are aware of suspected misconduct, illegal activities, fraud, abuse of the Company’s assets, or violations of the standards outlined in this Code are responsible for reporting such matters.

Because rapid changes in our industry and regulatory environment constantly pose new ethical and legal considerations, no set of guidelines should be considered to be the absolute last word under all circumstances. Although laws and customs will vary in the different countries in which we operate, our basic ethical responsibilities are global. In some instances, there may be a conflict between the laws of countries that apply to the operations of the Company. When you encounter such a conflict, you should consult the Company’s senior management and/or legal counsel to understand how to resolve that conflict properly.

2. Basic Obligations

Under the Company’s ethical standards, directors, officers, and employees share certain responsibilities. It is your responsibility to (i) become familiar with, and conduct Company business in compliance with applicable laws, rules, and regulations and this Code; (ii) treat all Company employees, customers, and business partners in an honest and fair manner; (iii) avoid situations where your personal interests are, or appear to be, in conflict with the Company interests; and (iv) safeguard and properly use the Company’s proprietary and confidential information, assets, and resources, as well as those of the Company’s customers and business partners.

Certain of the Company’s policies may be complemented by specific responsibilities set forth in documents subsequently adopted by the Company such as the Company’s Confidential Information Policy, an insider trading policy, a disclosure policy, a cybersecurity policy, etc . Those polices should be separately consulted by the Company’s directors, officers, and employees and are not incorporated by reference into this Code.

3. Raising Concerns

If you should learn of a potential or suspected violation of this Code, you have an obligation to promptly report the violation. You may do so orally or in writing and, if preferred, anonymously. You have several options for raising concerns.

1.	Raise your concerns with your supervisor or manager;
2.	Raise your concerns with the Company’s Chief Executive Officer and/or
3.	Company legal counsel.

If the issue or concern is related to the internal accounting controls of the Company or any accounting or auditing matter, you should report it to the Chief Financial Officer.

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4. Policy Against Retaliation

The Company prohibits any director or employee from retaliating or taking adverse action against anyone for raising, in good faith, suspected conduct violations or helping to resolve a conduct concern. Any individual who has been found to have engaged in retaliation against a Company director, officer or employee for raising, in good faith, a conduct concern or for participating in the investigation of such a concern, may be subject to discipline, up to and including termination of employment or other business relationships. If any individual believes that he or she has been subjected to such retaliation, that person is encouraged to report the situation as soon as possible to one of the people detailed in the “Raising Concerns” section above.

5. Conflicts of Interest

Directors, officers, and employees should not engage in any activity, practice or act which conflicts with the best interests of the Company. A conflict of interest occurs when a director, officer or employee places or finds himself/herself in a position where his/her private interests conflict with the best interests of the Company or have an adverse effect on the person’s motivation or the proper performance of their office or job. Examples of such conflicts could include, but are not limited to:

•	accepting outside employment with, or accepting personal payments from, any organization which does business with the Company or is a competitor of the Company;
•	accepting or giving gifts of more than modest value to or from vendors or clients of the Company;
•	competing with the Company for the purchase or sale of property, services or other interests or taking personal advantage of an opportunity in which the Company has an interest;
•	personally having immediate family members who have a financial interest in a firm which does business with the Company; and
•	having an interest in a transaction involving the Company or a customer, business partner or supplier (not including routine investments in publicly traded companies).

Directors, officers, and employees must not place themselves or remain in a position in which their private interests conflict with the interests of the Company. Knowledge of any potential conflict of interest must be reported as soon as possible to one of the people detailed in the “Raising Concerns” section above.

If the Company determines that the outside work or other relationship of an officer, director or employee interferes with performance or the ability to meet the requirements of the Company, as they are modified from time to time, the party may be asked to terminate the outside employment or other relationship if he or she wishes to remain employed by the Company or as an officer or director of the Company. To protect the interests of both the officers, directors, and employees and the Company, any such outside work or other activity that involves potential or apparent conflict of interest may be undertaken only after disclosure to the Company by the party and review and approval by management.

6. Confidentiality Concerning Company Affairs

It is the Company’s policy that business affairs of the Company are confidential and should not be discussed with anyone outside the organization except for information that has already been made available to the public. See the Company’s “Confidential Information Policy” for more detail.

7. Competition and Fair Dealing

We seek to out-perform our competition fairly and honestly. We seek competitive advantages through superior performance, not through unethical or illegal business practices. Information about other companies and organizations, including competitors, must be gathered using appropriate methods. Illegal practices such as trespassing, burglary, misrepresentation, wiretapping, and stealing are prohibited. Possessing trade secrets that were obtained without the owner’s consent, or inducing such disclosures by customers or past or present employees of other companies is prohibited. Each employee and officer should endeavor to respect the rights of, and deal fairly with, our customers, suppliers, competitors, and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair business practice.

8. Insider Trading

The Company encourages all employees to become shareholders on a long-term investment basis. However, management, employees, members of the Board of Directors and others who are in a “special relationship” with the Company from time to time, may become aware of corporate developments or plans which may affect the value of the Company’s shares (inside information) before these developments or plans are made public. Blackout periods may be imposed during certain times throughout the year and during this time, all Company employees, officers and directors are prohibited from buying or selling the Company’s securities. In order to avoid civil and criminal insider trading violations, the Company may establish an insider trading policy.

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9. Telecommunications

Telecommunications facilities such as telephone, cellular phones, facsimile, internet, and email are the Company property. Use of these facilities imposes certain responsibilities and obligations on all employees, officers and directors. Usage must be ethical and honest with a view to preservation of and due respect for the Company’s intellectual property, security systems, personal privacy, and freedom of others from intimidation, harassment, or unwanted annoyance.

10. Accuracy of Company Records

We are required to record and, in certain instances, publicly report all internal and external financial records in compliance with U.S. Generally Accepted Accounting Principles (GAAP) and the rules and regulations of the Securities and Exchange Commission (the “SEC”). Therefore, you are responsible for ensuring the accuracy of all books and records within your control and complying with all of the Company’s policies and internal controls.

All Company information must be reported accurately, whether in internal personnel, safety, or other records or in information we release to the public or file with government agencies.

11. Financial Reporting and Disclosure Controls

If in the future we are required to file periodic and other reports with the SEC and other securities regulators and to make certain public communications, we will be required to maintain effective “disclosure controls and procedures” so that financial and non-financial information is reported timely and accurately both to our senior management and in the filings we make. You are expected, within the scope of your employment duties, to support the effectiveness of our disclosure controls and procedures.

12. Customers and Business Partners

We strive to achieve satisfied customers who will be repeat buyers of our products and services and to building mutually advantageous alliances with our business partners.

Our long-term reputation and business viability depend upon our continued maintenance of the high quality of the products and services we provide. We are committed to delivering products that perform as documented and as represented to the customer.

Our policy is to build lasting relationships with our customers and business partners through superior delivery and execution and honest sales and marketing. We will comply with applicable advertising laws and standards, including a commitment that our advertising and marketing will be truthful, non-deceptive, and fair and will be backed up with evidence before advertising claims are made. Our policy also prohibits making false or deceptive statements about our competitors and giving or accepting kickbacks, bribes, inappropriate gifts and other matters prohibited under the conflict of interest topic in this Code.

13. Health and Safety

The Company is committed to making the work environment safe, secure, and healthy for its employees and others. The Company complies with all applicable laws and regulations relating to safety and health in the workplace. We expect each of you to promote a positive working environment for all. You are expected to consult and comply with all Company rules regarding workplace conduct and safety. You should immediately report any unsafe or hazardous conditions or materials, injuries, and accidents connected with our business and any activity that compromises Company security to your supervisor. You must not work under the influence of any substances that would impair the safety of others. All threats or acts of physical violence or intimidation are prohibited.

14. Respect for Our Employees

The Company’s employment decisions will be based on reasons related to our business, such as job performance, individual skills and talents, and other business-related factors. The Company policy requires adherence to all national, provincial or other local employment laws. In addition to any other requirements of applicable laws in a particular jurisdiction, the Company policy prohibits discrimination in any aspect of employment based on race, color, religion, sex, national origin, disability, age or gender orientation, within the meaning of applicable laws.

15. Abusive or Harassing Conduct Prohibited

The Company policy prohibits abusive or harassing conduct by our employees and officers toward others, such as unwelcome sexual advances, comments based on ethnicity, religion, gender orientation, or race, or other non-business, personal comments or conduct that make others uncomfortable in their employment with us. We encourage and expect you to report harassment or other inappropriate conduct as soon as it occurs.

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16. Privacy

The Company, and companies and individuals authorized by the Company, collect and maintain personal information that relates to your employment, including compensation, medical and benefit information. The Company follows procedures to protect information wherever it is stored or processed, and access to your personal information is restricted. Your personal information will only be released to outside parties in accordance with the Company’s policies and applicable legal requirements. Employees, officers and directors who have access to personal information must ensure that personal information is not disclosed in violation of the Company’s policies or practices.

17. Waivers and Amendments

Only the Board of Directors may waive application of or amend any provision of this Code. A request for such a waiver should be submitted in writing to the Board of Directors for its consideration. The Company will promptly disclose to investors all substantive amendments to the Code, as well as all waivers of the Code granted to directors or officers in accordance with applicable laws and regulations.

18. No Rights Created

This Code is a statement of the fundamental principles and key policies and procedures that govern the conduct of our business. It is not intended to and does not, in any way, constitute an employment contract or an assurance of continued employment or create any rights in any employee, director, client, supplier, competitor, stockholder or any other person or entity.

Any change or waiver to this Code may be made only by the Board of Directors and will be promptly disclosed as required by law or regulation.

[Adopted by the Board of Directors on May 18, 2016]

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